Exhibit 10.1
Final
Travelzoo UK Limited
Christopher Loughlin
Service Agreement

Date:	16 May 2005
Document Number:	159453.5
Matter Number:	[ ]
33 Cannon Street London EC4M 5TE
tel: (+44) (0) 20 7246 5800 — fax: (+44) (0) 20 7246 5858

CONTENTS

1.	Definitions	1
2.	Commencement and Term	2
3.	Role and Duties of the Executive	2
4.	Place of Work	3
5.	Remuneration	3
6.	Expenses	3
7.	Holidays	4
8.	Sickness Benefit	4
9.	Pension and Medical Expenses Insurance	4
10.	Relocation Arrangements and Expenses	4
11.	Restrictions During His Employment	5
12.	Confidential Information and Company Property	6
13.	Inventions and Other Intellectual Property	6
14.	Termination	7
15.	Garden Leave	9
16.	Restrictive Covenants	10
17.	Disciplinary and Grievance Procedure	11
18.	Data Protection and Communications	11
19.	Notices	11
20.	Deductions	12
21.	Former Contracts of Employment	12
22.	General	12
23.	Choice of Law and Submission to Jurisdiction	13
Schedule 1		14
Schedule 2		16

i

THIS AGREEMENT is made the 16th day of May 2005
BETWEEN:
(1)	Travelzoo UK Limited (registered number 05442657) whose registered office is at 90 Long Acre, Covent Garden, London WC2E 9RZ (the “Company”);

(2)	Christopher Loughlin of 53b Fulham Park Gardens, Fulham, London SW6 4LB (the “Executive”).
THE PARTIES AGREE as follows:
1.	Definitions

1.1	Definitions

In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“Act”	The Employment Rights Act 1996 as amended;

“Annual Bonus Plan”	an individual bonus plan which applies to the Executive, subject to the terms described in Schedule 1, for the following periods only: (1) the period from May 16, 2005, to December 31, 2005; (2) the period from January 1, 2006, to December 31, 2006; (3) the period from January 1, 2007, to December 31, 2007; and (4) the period from January 1, 2008, to May 15, 2008;

“Board”	the board of directors for the time being of the Company or any committee of directors appointed by the board for the time being;

“Confidential Information”	personnel information, or any information relating to the business, clients/customers, products, users, subscribers, affairs and finances, internal processes, systems and organisation of the Company or of any Group Company for the time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or of any Group Company or of any of its or their suppliers or clients/customers;

“Executive Bonus Plan”	the bonus plan for senior executives of Travelzoo USA as amended on 18 May 2005;

“Group”	the Company and the Group Companies;

“Group Company”	any company (including Travelzoo USA) which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms “subsidiary” and “holding company” shall have the meanings ascribed to them by sections 736 and 736A Companies Act 1985;

“Quarterly Bonus Plan”	an individual bonus plan which applies to the Executive during the term of the Agreement;

“Travelzoo USA”	Travelzoo Inc., a company incorporated according to the laws of the State of Delaware and the parent company of the Company.
1.2	References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	Unless the context otherwise requires, references in this Agreement to the masculine gender shall, where appropriate, be deemed to include the feminine and vice versa.

2.	Commencement and Term

2.1	This Agreement shall be deemed to commence on May 16 2005 and shall continue (except as provided in Clause 14) for a fixed period of two years. After the initial fixed period of two years, the Agreement may be terminated at any time by either party giving to the other one year’s notice in writing.

2.2	For the purposes of the Act, the Executive’s period of continuous employment commenced on November 15, 2001.

3.	Role and Duties of the Executive

3.1	The Executive shall serve the Company as Managing Director. He shall also serve Travelzoo USA as Senior Vice President and General Manager, Travelzoo UK.

3.2	During his employment the Executive shall:
3.2.1	devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours and during such additional hours as are necessary for the proper performance of his duties or as the Board may reasonably require from time to time;

3.2.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to him to a standard that is acceptable to the Board;

3.2.3	obey the reasonable and lawful directions of the Board;

3.2.4	comply with all the Company’s rules, regulations, policies and procedures from time to time in force; and

3.2.5	keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Board may require.
3.3	The Executive agrees, for the purposes of Regulation 5 of The Working Time Regulations 1998 (the “Regulations”), that Regulation 4 of the Regulations does not apply to him. The Company and the Executive agree that the Executive’s consent, for the purpose of this Clause 3.3, shall continue indefinitely provided that the Executive may withdraw such consent at any time by giving the Company three months’ notice of his wish to do so.

3.4	The Executive shall, if and so long as the Company requires and without any further remuneration other than is specified in this Agreement:

3.4.1	carry out duties on behalf of any Group Company; and

3.4.2	act as a director or officer of any Group Company.

3.5	The Company may at its sole discretion transfer this Agreement to any Group Company at any time.

4.	Place of Work

The Executive’s place of work will be the Company’s offices at 90 Long Acre, Covent Garden, London WC2E 9RZ, but the Company may require the Executive to work at any place (whether inside or outside the United Kingdom) for such periods as the Company may from time to time require.

5.	Remuneration

5.1	The Company shall pay to the Executive, by credit transfer to his bank account, an annual salary of £118,500 payable by equal monthly instalments in arrears for the previous month on or before the first day of each calendar month.

5.2	The Executive shall also be entitled to participate in a Quarterly Performance Bonus Plan, an Annual Bonus Plan, and the Executive Bonus Plan of Travelzoo USA, the terms of which are set out in the Schedule to this Agreement.

5.3	Salary and any bonus payable shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

5.4	Payment of salary and bonus (if applicable) to the Executive shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.

6.	Expenses

6.1	The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Company’s policies and his providing such receipts or other appropriate evidence as the Company may require.

7.	Holidays

7.1	The Executive shall be entitled, in addition to all Bank and public holidays normally observed in England, to 20 working days’ paid holiday in each holiday year (being the period from 1 January to 31 December). This entitlement is subject to the following provisions of this clause.

7.2	The Executive may take his holiday only at such times as are agreed with the Chairman of the Company. Such agreement is to be obtained before the Executive commits himself to bookings or other positive arrangements.

7.3	No holiday may be carried forward to the next holiday year, except with the express written consent of the Company.

7.4	The Executive will not be entitled to pay for any unused holiday entitlement (except on the termination of his employment).

8.	Sickness Benefit

8.1	There is no contractual right to payment in respect of periods of absence due to sickness or incapacity, but such payments are at the discretion of the Company.

8.2	Any payment to the Executive pursuant to Clause 8.1 shall be deemed to include any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled.

8.3	If so required, the Executive agrees to supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends) and to undergo, at the Company’s expense, a medical examination by a doctor appointed by the Company (and the Executive agrees that copies of any medical reports prepared by such doctor shall be sent directly to the Company).

9.	Pension and Medical Expenses Insurance

9.1	During his employment, the Executive shall be eligible to join the Company’s stakeholder pension scheme, currently planned to be with Scottish Widows and to take effect from June 1, 2005. The pension scheme is contracted in to the state earnings-related pension scheme and a contracting out certificate under the Pension Scheme Act 1993 is not in force.

9.2	During his employment, the Executive and his spouse shall be entitled to participate in any private health insurance scheme that may be arranged by the Company for its executives subject to the insurer accepting the Executive for cover under the relevant policy at normal rates and subject to the rules of such scheme or policy from time to time in force.

10.	Relocation Arrangements and Expenses

10.1	The Company and the Executive agree that his employment constitutes a local hire position.

10.2	The Company will reimburse the Executive’s reasonable moving expenses up to a total value of £4,100 upon submission of valid receipts. Receipts must be submitted within 30 calendar days of the expenses being incurred.

10.3	The Company will pay for the Executive’s temporary housing in London for the period from May 1 2005 to October 31 2005 (the first six months), subject to an upper limit of £8,316 and subject to the production of valid receipts.

10.4	The Company will use reasonable efforts to try to obtain a UK visa for the Executive’s spouse and will pay for the legal expenses in this regard (not to exceed a total of £5,500).

10.5	The Company will pay for six economy class tickets from the US to London between the period May 16 2005 and May 31 2006 for the Executive’s spouse.

10.6	The above expenses and allowances will be provided on the condition that the Executive relocates to London on or before June 1 2005, and are to be repaid to the Company by the Executive if the Executive should leave the Company’s employment voluntarily, or if his employment terminates on any of the grounds set out in Clause 14.1, within twelve months of the commencement of this Agreement.

11.	Restrictions During His Employment

11.1	During his employment, the Executive shall not directly or indirectly:
11.1.1	be employed, engaged, concerned or interested in any other business or undertaking; or

11.1.2	engage in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interfere with the performance of the Executive’s duties under this Agreement.
11.2	The Executive agrees that he will not at any time during the course of his employment take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any business of the Company.

11.3	During the term of this Agreement, the Executive shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Group Company or otherwise with the prior consent in writing of the Board) be engaged, concerned or interested in any other business or undertaking which is wholly or partly in competition with any business carried on by the Company or any Group Company provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to one per cent of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of section 285 of the Financial Services and Markets Act 2000 (“FSMA”) or dealt in the Alternative Investment Market or any such other exchange as may be specified by the Board from time to time.

12.	Confidential Information and Company Property

12.1	The Executive shall neither during his employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of his employment except in compliance with an order of a competent court:
12.1.1	divulge or communicate to any person, company, business entity or other organisation any Confidential Information;

12.1.2	use any Confidential Information for his own purposes or for any purposes other than those of the Company or any Group Company; or

12.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information.
12.2	The Executive acknowledges that all books, notes, memoranda, records, lists of clients/customers and suppliers and employees and users and subscribers, correspondence, documents, computer and other discs and tapes, data listings, codes and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):
12.2.1	shall be and remain the property of the Company or the relevant Group Company; and
12.2.2	shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of his employment and the Executive shall certify that all such property has been handed over on request by the Board and agrees that he will take all reasonable steps to prevent the disclosure of the same.
13.	Inventions and Other Intellectual Property

13.1	The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

13.2	Any invention, improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive in the course of his employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of his employment) in conjunction with or in any way affecting or relating to the business of the Company or of any Group Company or capable of being used or adapted for use in or in connection with such business (“Intellectual Property Rights”) shall be disclosed immediately to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct.

13.3	If and whenever required so to do by the Company, the Executive shall at the expense of the Company or such Group Company as the Company may direct:
13.3.1	apply or join with the Company or such Group Company in applying for letters patent or other protection or registration for any other Intellectual Property Rights in the United Kingdom and in any other part of the world; and

13.3.2	execute all instruments and do all things necessary for vesting all such right, title and interest in such letters patent or other Intellectual Property Rights in the Company or such Group Company or such other person as the Company may specify absolutely as sole beneficial owner.
13.4	The Executive irrevocably and unconditionally waives all rights under Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work in the course of his employment, in whatever part of the world such rights may be enforceable including, without limitation:
13.4.1	the right conferred by section 77 of that Act to be identified as the author of any such work; and
13.4.2	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.
13.5	The Executive irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute any such instrument or do any such thing and generally to use his name for the purpose of giving to the Company the full benefits of this Clause 13. A certificate in writing in favour of any third party signed by any director or by the Secretary of the Company that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.
13.6	Nothing in this Clause 13 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.
14.	Termination
14.1	Notwithstanding any other provisions of this Agreement, in any of the following circumstances, the Company may terminate the Executive’s employment summarily and without further payment (save for any sums accrued due as at the relevant date) if the Executive:
14.1.1	commits any serious breach of this Agreement or is guilty of any gross misconduct or any wilful neglect in the discharge of his duties;

14.1.2	repeats or continues (after warning) any breach of this Agreement;

14.1.3	is guilty of any fraud, dishonesty or any conduct tending to bring himself, the Company, or any Group Company into disrepute;

14.1.4	has a petition presented for a bankruptcy order to be made in respect of him, enters into (or proposes to enter into) an individual voluntary arrangement or other composition with his creditors or takes advantage of any other legislation for the time being in force offering relief for insolvent debtors;

14.1.5	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties;

14.1.6	is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment;

14.1.7	resigns as or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request; or
Any delay by the Company in exercising such right of termination shall not constitute a waiver of it.

14.2	If at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise for a period or periods totalling at least 130 working days in any period of 12 calendar months, or becomes incapable by reason of mental disorder of managing and administering his property and affairs, then the Company may terminate his employment by giving him not less than statutory minimum written notice to that effect and the Executive will have no entitlement, in such circumstances, to payment other than in respect of statutory minimum notice.

14.3	If the Company believes that it may be entitled to terminate his employment pursuant to Clause 14.1, it shall be entitled (but without prejudice to its right subsequently to terminate his employment on the same or any other ground) to suspend the Executive on full pay and other benefits for so long as it may think fit.

14.4	The Company reserves the right, at its absolute discretion, to terminate the Executive’s employment at any time by making a payment in lieu of any notice of termination and/or in lieu of the balance of the fixed term of employment corresponding either to the applicable period(s) as set out in Clause 2, or Clause 14.2 in the case of serious incapacity. For this purpose, the Executive agrees that pay in lieu will consist of basic salary only (and no bonus payments) for the fixed term and/or notice period which is accrued due as at the date of termination of his employment.

14.5	On the termination of his employment or upon either the Company or the Executive having served notice of such termination, the Executive shall, at the request of the Company, resign from office as a director of the Company and all offices held by him in any Group Company provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of his employment; and the Executive irrevocably authorises the Company to appoint any person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to his obligations under this Clause 14.5.

14.6	If (a) the Company in a general meeting shall remove the Executive from the office of director of the Company or any Group Company, or (b) under the Articles of Association for the time being of the Company or any Group Company, the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a director of the relevant Group Company (either such case being referred to in this Clause 14.6 as an “Event”), then the Executive’s employment under this Agreement shall automatically terminate with effect from the date of the Event, and no payment in lieu of notice or in lieu of the balance of a fixed term shall be due to him.

14.7	The Executive acknowledges the right of the Company to monitor and control the performance of its employees and acknowledges the fiduciary obligations attaching to his position including obligations to inform the Board forthwith upon his becoming aware that any of his colleagues engaged in the business of any Group Company of which he is a director is intending or contemplating the termination of his contract of employment with the Company of any other company in the Group.

14.8	Without prejudice to any other provisions of this Agreement, the Executive may not (except in the legitimate performance of his duties as an employee) at any time and specifically not on the termination of his employment, delete, copy, forward to a third party or interfere in any way with any Company information (including e-mails or documents relating to Company business) held on a laptop or computer or other electronic device and any attempt to do so will be regarded as gross misconduct.

15.	Garden Leave

15.1	At any time including after notice to terminate employment has been given by the Executive or the Company, the Board may for all or part of the duration of the notice period in its absolute discretion require the Executive:
15.1.1	to perform only such duties (including without limitation research projects) as it may allocate to the Executive;

15.1.2	not to perform any duties;

15.1.3	not to have any contact with clients/customers of the Company or any Group Company;

15.1.4	not to have any contact with such employees or suppliers of the Company or any Group Company as the Board shall determine;

15.1.5	to disclose to the Board any attempted contact (other than purely social contact) with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-clause;

15.1.6	to take any accrued holiday entitlement;

15.1.7	not to enter any premises of the Company or any Group Company nor to visit the premises of any of the Company’s or any Group Company’s suppliers or customers;

15.1.8	to resign as a director of the Company or from any other office held by him in the Company or any other Group Company;
provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to accrue or be paid (subject to Clause 15.3 below) and provided further that the period of garden leave shall not be for a period exceeding six months in total.

15.2	The Executive acknowledges that such action as set out above taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

15.3	During any period of garden leave, the Executive shall owe a duty of the utmost good faith to the Company and its Group Companies, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company. Should the Executive work for any other person or on his own account or fail to be available for work at any time having been requested by the Company to do so or otherwise be in breach of any of the provisions of this Agreement, the Executive’s right to salary and contractual benefits in respect of such period of non compliance shall be forfeit notwithstanding any other provision of this Agreement.
16.	Restrictive Covenants
16.1	The Executive will not for a period of six months (less any period during which the Executive has been on garden leave) after the termination of his employment whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:
16.1.1	solicit or canvass (or seek to canvass or solicit) any business, order or custom of any Client of the Company. For the purposes of this clause, “Client” shall mean any person, firm or entity who shall have advertised products or services in any of the Company’s or Group Company’s publications or products and with whom the Executive has had material dealings at any time in the six months prior to the termination of the his employment. “Client” shall also include any prospective client, which shall mean any potential advertiser in any of the Company’s or Group Company’s publications or products with whom the Executive has had material dealings at any time in the last six months before the termination of his employment and in relation to which there were material prospects of obtaining business at the time his employment terminated;

16.1.2	perform services for or engage in any business that generates revenue principally from the development, publication or sale of online advertisements for travel companies.
16.2	None of the restrictions contained in Clause 16.1 shall prohibit any activities by the Executive which are not in direct or indirect competition with any on-line travel advertisement business being carried on by the Company or by any Group Company at the date of the termination of his employment.

16.3	Nothing in Clause 16.1 shall preclude the Executive from holding (directly or through nominees) investments in the amount and of the type specified in Clause 11.3.

16.4	At no time after the termination of his employment shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company.

16.5	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this clause to the attention of any third party who may at any time before or after the termination of the Executive’s employment offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during 12 months after the termination of his employment.

16.6	The Executive agrees that, having regard to all the circumstances and having taken independent legal advice, the restrictions contained in this clause are reasonable and necessary for the protection of the Company and the Group Companies and that they do not bear harshly upon him and the parties agree that:
16.6.1	each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

16.6.2	if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.
17.	Disciplinary and Grievance Procedure

The Executive is referred to Schedule 2 to this Agreement for the Company’s Disciplinary and Grievance Procedure.

18.	Data Protection and Communications

18.1	The Executive consents to the Company or any Group Company holding and processing both electronically and manually the data (including personal sensitive data and information contained in e-mail and e-mail attachments) it collects, stores and/or processes, which relates to the Executive for the purposes of the administration and management of its business. It may also be necessary for the Company to forward such personal information to other offices or any Group Company may have outside the European Economic Area (and, in particular, to the United States) where such company has offices or storage for the processing for administrative purposes and the Executive consents to the Company doing so as may be necessary from time to time.

18.2	To ensure the protection of its workers, clients/customers and business, the Company reserves the right to monitor, intercept, review and access the Executive’s telephone log, internet usage, voicemail, e-mail and other communication facilities provided by the Company which he may use during his employment with the Company. The Company will use this right of access reasonably, but it is important that the Executive is aware that all communications and activities on the Company’s/any Group Company’s equipment or premises cannot be presumed to be private.

19.	Notices

A notice may be given by any party hereto to any other party hereto either personally or by sending it by prepaid first class post or airmail to his address stated in this Agreement or to any other address supplied by him to the other parties hereto for the giving of notice to him. A properly addressed and prepaid notice sent by post shall be deemed to have been served at an address within the United Kingdom at the expiry of 48 hours after the notice is posted and to have been served at an address outside the United Kingdom at the expiry of 72 hours after the notice is posted.

20.	Deductions

20.1	The Executive shall pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Executive’s employment by the Company or after the termination Date).

20.2	For the purposes of the Act and otherwise, the Executive consents to the deduction from his wages or from any other sums owed to the Executive by the Company of any sums owing by him to the Company at any time.

20.3	This clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

21.	Former Contracts of Employment

This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive (including all bonus arrangements), (whether by Travelzoo USA or by the Company or any other Group Company) which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive acknowledges to the Company for itself and on behalf of each Group Company that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

22.	General

22.1	The Executive acknowledges that the provisions of Clauses 12, 13 and 16 constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them.

22.2	The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

22.3	This Agreement constitutes the written statement of the terms of employment of the Executive provided in compliance with Part I of the Act.

22.4	Save as otherwise herein provided, there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment under this Agreement.

22.5	No term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

23.	Choice of Law and Submission to Jurisdiction

23.1	This Agreement shall be governed by and interpreted in accordance with English law.

23.2	The parties submit to the exclusive jurisdiction of the English courts, but this Agreement may be enforced by the Company in any court of competent jurisdiction.
IN WITNESS whereof this Agreement has been executed as a deed by the Executive the day and year first written above.

Signed by Ralph Bartel for and	)
on behalf of the Company	)
Director

Executed and delivered as a Deed by	)
the Executive in the presence of	)

Witness Signature
Witness name:
Witness address:

Schedule 1
Quarterly Performance Bonus Plan
The Executive will be eligible to participate in a quarterly performance bonus plan which provides up to £20,000 per calendar quarter. The performance bonus depends to the extent of which the Company meets its business goals as determined by the Board of the Company and the Chief Financial Officer of Travelzoo USA and the assessment of the Executive’s performance by the Chairman of the Company. The calculation of the quarterly performance bonus will be based on the official budget for the Company (to be approved by the Chairman of the Company and by the Chief Financial Officer of Travelzoo USA), which will include quarterly targets for revenues, net income and subscribers, and a quarterly assessment of the Executive’s performance by the Chairman of the Company, which will focus on the Executive’s motivation and the quality of the UK Company’s publications and products and advertiser base.
The following criteria will apply in relation to the quarterly performance bonus plan:

Criteria	Quarterly Bonus Payment
Revenue goal as defined in official budget for Travelzoo UK met?		£5,000
Net income goal as defined in official budget for Travelzoo UK met?		£5,000
Subscriber goal as defined in official budget for Travelzoo UK met?		£5,000
Performance evaluation by the Chairman of the Company	Up to £	5,000
Total	Up to £	20,000
The quarterly bonus will be paid less statutory deductions, within 45 days after the end of the quarter, on condition that the Executive is in employment on the relevant bonus payment date, or in the case of the quarter covering May 15, 2008, he must be in employment on that date.
Any bonus payments for periods beginning after the first day of a calendar quarter or ending before the last day of a calendar quarter will be pro rata.
Annual Bonus Plan
In addition, for (1) the period from May 16, 2005, to December 31, 2005; (2) the period from January 1, 2006, to December 31, 2006; (3) the period from January 1, 2007, to December 31, 2007; and (4) the period from January 1, 2008, to May 15, 2008 only under an Annual Bonus Plan, the Executive will be eligible to receive a 15% profit share based on the Company’s pro forma operating income (before expenses relating to the profit sharing plan and before taxes) generated from sales and/or operations in the UK. The Annual Bonus will be calculated for the following four periods: (1) the period from May 16, 2005, to December 31, 2005; (2) the period from January 1, 2006, to December 31, 2006; (3) the period from January 1, 2007, to December 31, 2007; and (4) the period from January 1, 2008, to May 15, 2008. The Annual Bonus will be determined within 30 days after the end of each period by the Chief Financial Officer of Travelzoo USA and the Company’s Chairman and is payable within 60 days after the end of the respective period.
The profit share under the Annual Bonus Plan is capped at £667,000 in the year 2005, £1,000,000 in each of the years 2006 and 2007, and £333,000 in the year 2008. In order to be eligible for the Annual Bonus Plan for any of the four periods as defined above, the Executive must be employed by the Company on the last day of the respective period. The profit share under the Annual Bonus Plan will be paid less statutory deductions.
For the avoidance of doubt the Annual Bonus Plan will only apply to the following four periods during the Executive’s employment: (1) the period from May 16, 2005, to December 31, 2005; (2) the period from January 1, 2006, to December 31, 2006; (3) the period from January 1, 2007, to December 31, 2007; and (4) the period from January 1, 2008, to May 15, 2008. No Annual Bonus will be paid for any periods after May 15, 2008.
Executive Bonus Plan of Travelzoo USA
As a member of Travelzoo USA’s Executive Team, the Executive will also participate in the current Executive Bonus Plan of Travelzoo USA, subject to the terms of the Executive Bonus Plan and continuation of that plan. Travelzoo USA reserves the right to amend or withdraw the Executive Bonus Plan at any time.
Any bonus payable under the Executive Bonus Plan will be paid, less statutory deductions, within 45 days after the end of the calendar quarter.

Schedule 2
Procedures in relation to
Dismissal/Disciplinary Action
In relation to any proposed dismissal or disciplinary action, the Company will observe the standard or modified dismissal and disciplinary procedure, as may be required in the relevant case. These procedures are set out below:
Standard Dismissal and Disciplinary Procedure
Step 1: Statement of grounds for action and invitation to meeting
•	The Company will set out in writing your alleged conduct or characteristics, or other circumstances, which led it to contemplate dismissing or taking disciplinary action against you.

•	The Company will send the statement or a copy of it to you and invite you to attend a meeting to discuss the matter.
Step 2: Meeting
•	The meeting will take place before action is taken, except in the case where the disciplinary action consists of suspension.

•	The meeting will not take place unless:
(a)	the Company has informed you what the basis was for including in the statement under Step 1 the ground or grounds given in it; and

(b)	you have had a reasonable opportunity to consider your response to that information.
•	You must take all reasonable steps to attend the meeting.

•	After the meeting, the Company will inform you of its decision and notify you of the right to appeal against the decision if you are not satisfied with it.

•	You have the right to be accompanied at the meeting by a work colleague or a trade union representative.
Step 3: Appeal
•	If you wish to appeal, you must inform the Company in writing.

•	If you inform the Company of your wish to appeal, the Company will invite you to attend a further meeting.

•	You must take all reasonable steps to attend the meeting.

•	The appeal meeting need not take place before the dismissal or disciplinary action takes effect.

•	After the appeal meeting, the Company will inform you of its final decision.

•	Where reasonably practicable, the appeal should be dealt with by a more senior manager than attended the first meeting (unless the most senior manager attended that meeting).

•	You have the right to be accompanied at the meeting by a work colleague or a trade union representative.
Modified Dismissal and Disciplinary Procedure
Step 1: Statement of grounds for action
•	The Company will set out in writing — (i) your alleged misconduct which has led to the dismissal (ii) the reasons for thinking at the time of the dismissal that you were guilty of the alleged misconduct and (iii) your right to appeal against dismissal.

•	The Company will send the statement, or a copy of it, to you.
Step 2: Appeal
•	If you wish to appeal, you must inform the Company.

•	If you inform the Company of your wish to appeal, the Company will invite you to attend a meeting.

•	You must take all reasonable steps to attend the meeting.

•	After the appeal meeting, the Company will inform you of its final decision.

•	Where reasonably practicable, the appeal should be dealt with by a more senior manager not involved in the earlier decision to dismiss.

•	You have the right to be accompanied at the appeal meeting by a work colleague or a trade union representative.

Grievance Procedure
Step 1: statement of grievance
•	You must set out the grievance in writing and send the statement or a copy of it to the Company.
Step 2: meeting
•	The Company must invite you to attend a meeting to discuss the grievance.

•	The meeting must not take place unless:
(a)	you have informed the Company what the basis for the grievance was when you made the statement under Step 1 above; and

(b)	the Company has had a reasonable opportunity to consider its response to that information.
•	You must take all reasonable steps to attend the meeting.

•	After the meeting, the Company must inform you of its decision as to its response to the grievance and notify you of the right to appeal against the decision if you are not satisfied with it.

•	You have the right to be accompanied at the meeting by a work colleague or a trade union representative.
Step 3: appeal
•	If you do wish to appeal, you must inform the Company.

•	If you inform the Company of your wish to appeal, the Company must invite you to attend a further meeting.

•	You must take all reasonable steps to attend the meeting.

•	After the appeal meeting, the Company must inform you of its final decision.

•	Where reasonably practicable, the appeal should be dealt with by a more senior manager than attended the first meeting (unless the most senior manager attended that meeting).

•	You have the right to be accompanied at the meeting by a work colleague or a trade union representative.

Modified Grievance Procedure
Step 1: statement of grievance
•	You must:
(a)	set out in writing — (i) the grievance, and (ii) the basis for it, and

(b)	send the statement, or a copy of it, to the Company.
Step 2: response
•	The Company must set out its response in writing and send the statement or a copy of it to you.